April 21, 2008

Alpharma to Withdraw and Resubmit its New Drug Application for EMBEDA™

Bridgewater, New Jersey April 21, 2008 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced that it has withdrawn its New Drug Application ("NDA") for EMBEDA™ (morphine sulfate extended-release with sequestered naltrexone hydrochloride) Capsules, and plans to resubmit a revised application as soon as possible. While the initial NDA submission qualified for a priority review, certain technical issues around data presentation prevented a complete evaluation by the U.S. Food and Drug Administration (the "FDA") within the six month time period permissible for a priority review. The Company expects to address the submission issues and re-qualify for priority review in its resubmission. Alpharma is fully committed to collaborating with the FDA to complete a timely review of the EMBEDA™ NDA, and continues to anticipate a first quarter 2009 launch following approval.

EMBEDA™ was developed with Alpharma's proprietary technology, which combines an extended release opioid with sequestered naltrexone, an opioid antagonist. In clinical trials, when EMBEDA™ was taken as directed, it provided effective pain relief and the sequestered naltrexone passed through the body without effect. When the EMBEDA™ Capsule was crushed, chewed or dissolved, which are common approaches abusers use to tamper with the product in order to gain euphoria, the naltrexone was released thereby significantly reducing the euphoric effect of the opioid.

Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch). Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact:

Investorrelations@alpharma.com. Alpharma press releases are also available at our website:

http://www.alpharma.com

Contact:

Jack Howarth

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com